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                                                                  Exhibit 23.4



                [Letterhead of Wasserstein Perella & Co., Inc.]



                                 June 12, 1996



        We hereby consent to the use in the Registration Statement, and in the related Prospectus, of Aetna Inc. ("Parent") on Form S-4, covering the securities of Parent to be issued in connection with the mergers of New Merger Corporation with and into U.S. Healthcare, Inc. ("U.S. Healthcare") and of Antelope Sub, Inc. with and into Aetna Life and Casualty Company ("Aetna"), and in the related Joint Proxy Statement of Aetna and U.S. Healthcare, of our opinion dated June 12, 1996 appearing as Appendix D to such Joint Proxy Statement/Prospectus; to the description therein of such opinion and to the description therein of our presentation to the Board of Directors of Aetna on March 29, 1996; and to the references therein to us under the headings "Summary
- -- The Aetna Special Meeting -- Opinions of Financial Advisors," "The Mergers -- Background of the Mergers," "The Mergers -- Recommendations of the Boards of Directors and Reasons for the Mergers -- Aetna" and "The Mergers -- Opinions of Financial Advisors -- Aetna -- Opinion of Wasserstein Perella & Co., Inc." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.


                                 /s/ Wasserstein Perella & Co., Inc.
                                 --------------------------------------------
                                     Wasserstein Perella & Co., Inc.